Exhibit 3

Execution version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2015 (the “Effective Date”), by and among Idan Ofer of London, United Kingdom (the “Seller”) and Ansonia Holdings B.V. Commercial Reg. No. 34108941, (“Purchaser”) (each of Seller and Purchaser is referred to as a “Party” and collectively as the “Parties”).

WHEREAS, Seller is a shareholder of Israel Corporation Ltd., a company organized under the laws of Israel, registration number 520028010 (“Israel Corp”), which has declared a dividend in kind to its shareholders (the “Dividend”) of all of its Ordinary Shares (the “Shares”) in Kenon Holdings Ltd., a company organized under the laws of Singapore, registration number 201406588W (the “Company”) with a record date of even date herewith;

WHEREAS, pursuant to the Dividend, the Seller is entitled to receive 2,076,193 Shares (the “Dividend Shares”); and

WHEREAS, upon the terms and conditions set forth in this Agreement, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the Dividend Shares (the “Purchased Shares”) for the Purchase Consideration (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of the Purchased Shares.

1.1. Effective as of the Effective Date and subject to the terms hereof, the Seller hereby sells, conveys, assigns and transfers to Purchaser and Purchaser hereby purchases from the Seller, all right, title and interest in and to the Purchased Shares for the Purchase Consideration (the “Transfer”), such that following the Transfer, Seller will not retain any right or interest in or to the Purchased Shares.

1.2. Upon execution of this Agreement, the Seller shall deliver irrevocable transfer instructions to the Seller’s bank/s (in a form attached as Exhibit 1.2) to transfer the Purchased Shares to the account/s designated by the Purchaser.

1.3. Payment. The Purchase Consideration shall be paid by the Purchaser via the delivery of a duly executed note in the form attached hereto as Exhibit 1.3 to Seller (the “Note”). The Note shall be issued with the amount due under the Note left blank to Gornitzky & Co. by Gil Grady and Nurit Traurik (the “Escrow Agent”) upon execution of this Agreement. The Note will be held by the Escrow Agent until the Purchase Consideration amount can be determined upon the close of the Tel Aviv Stock Exchange on the third day that the Company’s Shares are traded on the Tel Aviv Stock Exchange. On such date, the Escrow Agent will enter the amount of the Purchase Consideration on the Note and release the Note to the Purchaser.

1.4. The “Purchase Consideration” means an amount equal to the average of the closing price per share of the Company’s Shares on the Tel Aviv Stock Exchange for the first three days that Company’s Shares are traded on the Tel Aviv Stock Exchange multiplied by the number of Purchased Shares.

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Execution version

2. Representations. Each Party (or, if specifically indicated, the indicated Party and as applicable if such party is an individual or corporation) warrants and represents to the other Party, as of the date hereof, as set forth below:

2.1. Existence; Capacity. It is duly organized and validly existing under the laws of the jurisdiction of its incorporation. It has full legal right, power, authority and capacity to execute and deliver this Agreement.

2.2. Authorization. All corporate action on the part of such Party and its directors, officers and shareholders necessary for the authorization, execution and delivery of this Agreement and the Note has been taken.

2.3. No Warranty. The Purchased Shares are sold to the Purchaser “as is”.

2.4. Assessment. It acknowledges and confirms that it is entering into this Agreement based upon its own investigations, information and assessment regarding the Company, its business and financial condition, including the information included in the form 20-F published by the Company, and upon its own judgment and/or advice as it deemed necessary, and not upon any communication, advice or view expressed by the other Party, save for the representations and warranties expressly contained in this Agreement.

3. Miscellaneous.

3.1. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement, including, but not limited to, the execution of all documents necessary or advisable to consummate the transactions contemplated by this Agreement.

3.2. Expenses; Taxes. Each Party agrees that it will bear its own expenses in connection with this Agreement. Each Party shall bear its own sales tax, value added tax, purchase tax, betterment tax or any other tax for which a Party is liable. Each Party may deduct and withhold taxes from any payment or transfer to be made hereunder as required by relevant law, unless the paying Party shall have received in respect of each such payment a certificate of exemption from such withholding tax in a form reasonably satisfactory to the paying Party, and to the extent that such amounts are so withheld and paid to the relevant tax authorities on behalf of the receiving Party, such withheld and paid amounts shall be treated for all purposes as having been delivered and paid to the receiving Party.

3.3. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed received (i) if delivered in person, upon personal delivery, (ii) if sent by mail, seven (7) days after deposit in a national post office, for delivery by registered or certified mail, return receipt requested, with postage and fees prepaid, addressed to the other party hereto at address as such party designates from time to time by written notice to the other party hereto in accordance with this Agreement, or (iii) if sent via facsimile or electronic mail with confirmation of transmission, on the day sent.

3.4. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to the conflicts or choice of laws principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereunder.

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Execution version

3.5. Assignment. Neither Party may assign any of its rights under this Agreement without the prior consent of the other Party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement and their permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

3.6. Entire Agreement; Amendments. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral with respect to the subject matter hereof. This Agreement may only be amended or any provision hereof waived in a writing signed by the Party against whom such amendment or waiver is to be enforced, and no oral amendment or waiver shall be effective.

3.7. No Waiver. The failure of any Party to exercise any right granted hereunder shall not constitute a waiver of that or any other right hereunder. No waiver of any breach or provision of this Agreement shall be deemed to be a waiver of any other or subsequent breach or provision, whether of like or different nature.

3.8. Counterparts. This Agreement may be executed in any number of counterparts and signature pages may be delivered by facsimile or electronic mail, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

REMAINDER OF THE PAGE IS INTENTIONALLY BLANK

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Signature Page to the Share Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

/s/ Idan Ofer	/s/ Cyril Ducau
IDAN OFER	ANSONIA HOLDINGS, B.V.

	By:	Cyril Ducau

	Title:	Director

EXHIBIT 1.2

FORM OF ACCOUNT INFORMATION

EXHIBIT 1.3

FORM OF NOTE

PROMISSORY NOTE

January 9, 2015

FOR VALUE RECEIVED, Ansonia Holdings B.V., a Netherlands company Commercial Reg. No. 34108941 (“Maker”) hereby promises to pay to the order of Mr. Idan Ofer or its permitted transferees and assigns (“Payee”), in lawful money of the United States the principal sum of                     Israeli shekels and converted to United States dollars at the Bank of Israel representative rate on the date hereof. The principal of this Note shall be due and payable on DEMAND at any time within 30 calendar days following the delivery of a demand notice to the Maker according to the contact information below.

No failure or delay by Maker or Payee in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law.

No provision of this Note may be changed, modified, waived or terminated orally, but only by an agreement in writing signed by both the Maker and the Payee.

This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to the conflicts or choice of laws principles thereof, and shall be binding upon the successors and assigns of Maker and inure to the benefit of Payee and Payee’s heirs, successors, endorsees and assigns.

This Note and all rights hereunder are transferable in whole or in part to any party by Payee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Execution version

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed under seal as of the date first written above.

ANSONIA HOLDINGS B.V.

BY:	/s/ Cyril Ducau
Name:	Cyril Ducau
Title:	Director

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